Exhibit 23.1

W.D. Von Gonten & Co.
Petroleum Engineering
808 Travis, Suite 812
Houston, Texas 77002
(713) 224-6333
FAX (713) 224-6330

December 7, 2004

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion in this Current Report on Form 8-K (the “Form 8-K”) of Edge Petroleum Corporation (the “Company”) of data from our report as of December 31, 2003 regarding the proved reserves and future net revenues of certain oil and gas interests anticipated to be acquired by the Company from Contango Oil & Gas Company.  We hereby further consent to the incorporation by reference of such data into the following previously filed registration statements of the Company:  Registration Statement on Form S-3 (No. 333-115692), Registration Statement on Form S-8 (No. 333-113619), Registration Statement on Form S-3 (No. 333-112462), Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-106484), Registration Statement on Form S-8 (No. 333-61890), Registration Statement on Form S-8 (No. 333-93209), Registration Statement on Form S-3 (No. 333-79759) and Registration Statement on Form S-8 (No. 333-22571).  We hereby also further consent to all references to such report and/or to this firm and to our being named as an expert in the Form 8-K and in each such registration statement and/or prospectus and prospectus supplement to which any such registration statement relates.

/s/ William D. Von Gonten, Jr.
William D. Von Gonten, Jr.
President

W.D. Von Gonten & Co.